[EXHIBIT 21]
                             [LIST OF SUBSIDIARIES]




1.   Itolur, S.A. (a Uruguayan corporation) - Lorcom owns a 40% equity interest

2.   Call Solutions S.A. (an Argentinian corporation) - 100% owned by Itolur

3.   Donimar S.A. (a Uruguayan corporation) - 100% owned by Itolur

4. Lorcom Denmark ApS (a Danish corporation) - Lorcom owns a 100% equity interest

5.   Lorcom UK  (a British corporation) - 100% owned by Lorcom Denmark















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